Exhibit 99.1

SemiLEDs Reports First Quarter Fiscal Year 2021

Financial Results

Hsinchu, Taiwan (January 8, 2021) — SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the first quarter of fiscal year 2021, ended November 30, 2020.

Revenue for the first quarter of fiscal 2021 was $719 thousand, compared to $1.4 million in the fourth quarter of fiscal 2020. GAAP net loss attributable to SemiLEDs stockholders for the first quarter of fiscal 2021 was $697 thousand, compared to a loss of $62 thousand in the fourth quarter of fiscal 2020, or a net loss of $0.17 per diluted share, compared to a net loss of $0.02 per diluted share for the fourth quarter of fiscal 2020.

GAAP gross margin for the first quarter of fiscal 2021 was negative 3%, compared with gross margin for the fourth quarter of fiscal 2020 of 8%. Operating margin for the first quarter of fiscal 2021 was negative 135%, compared with negative 28% in the fourth quarter of fiscal 2020. The Company’s cash and cash equivalents was $2.7 million at November 30, 2020, compared to $2.8 million at the end of fiscal 2020.

We are unable to forecast revenue for the second quarter ending February 28, 2021 at this time given the uncertain impact of COVID-19 on the global economy and the Company.

The Chinese New Year (CNY) of 2021 will begin on February 11, 2021. Our office and factory in Chunan will be closed from February 6, 2021 until February 21, 2021 and will resume operations on Monday, February 22, 2021.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, the potential impact of the COVID-19 pandemic on our business; strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee

Chief Financial Officer

SemiLEDs Corporation

+886-37-586788

investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	November 30,	August 31,
	2020	2020
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,693	$2,832
Restricted cash and cash equivalents	87	85
Accounts receivable (including related parties), net	594	1,331
Inventories	2,765	2,476
Prepaid expenses and other current assets	750	781
Total current assets	6,889	7,505
Property, plant and equipment, net	5,621	5,645
Operating lease right of use assets	168	203
Intangible assets, net	88	89
Investments in unconsolidated entities	974	952
Other assets	194	186
TOTAL ASSETS	$13,934	$14,580
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$4,884	$4,750
Accounts payable	424	536
Advance receipt toward the convertible note	500	500
Accrued expenses and other current liabilities	2,728	2,654
Other payable to related parties	536	460
Operating lease liabilities, current	77	97
Total current liabilities	9,149	8,997
Long-term debt, excluding current installments	2,852	2,909
Operating lease liabilities, less current portion	91	106
Total liabilities	12,092	12,012
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	177,247	177,235
Accumulated other comprehensive income	3,618	3,647
Accumulated deficit	(179,057)	(178,360)
Total SemiLEDs stockholders’ equity	1,808	2,522
Noncontrolling interests	34	46
Total equity	1,842	2,568
TOTAL LIABILITIES AND EQUITY	$13,934	$14,580

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	November 30,	August 31,
	2020	2020
Revenues, net	$719	$1,399
Cost of revenues	741	1,291
Gross profit	(22)	108
Operating expenses:
Research and development	346	426
Selling, general and administrative	681	667
Gain on disposals of long-lived assets	(77)	(590)
Total operating expenses	950	503
Loss from operations	(972)	(395)
Other income (expenses):
Interest expenses, net	(92)	(85)
Other income, net	170	318
Foreign currency transaction gain (loss), net	187	96
Total other income, net	265	329
Loss before income taxes	(707)	(66)
Income tax expense	—	—
Net loss	(707)	(66)
Less: Net loss attributable to noncontrolling interests	(10)	(4)
Net loss attributable to SemiLEDs stockholders	$(697)	$(62)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.17)	$(0.02)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	4,013	4,008

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